SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                 March 23, 2001

                           ONE WORLD ONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

         0-31771                                       87-0411771
  (Commission file number)                    (IRS employer identification no.)

 4778 North 300 West, Suite 200, Provo, Utah                     84604
 (Address of principal executive offices)                      (Zip code)


                                 (801) 852-3540
              (Registrant's telephone number, including area code)


                   This document contains a total of 2 pages.

Item 9. Regulation FD Disclosure.

         One World Online.com, Inc. (the "Company") has been seeking to raise additional funding to fully execute its business plan, which includes continuing its focus as a seller of ePassport Benefits Packages, selling ISP access and services, building the virtual One World Online.com Community, selling consumer products, developing and selling web sites and related products and services. The Company had estimated that existing funds, funds available under its revolving loan arrangement and anticipated revenues would be sufficient to support the Company's operations through March 2001.

         Because revenues have been less than anticipated and the Company has been unsuccessful in raising additional funds to continue operations at the current level, the Company's subsidiaries are today laying-off approximately thirty-five percent of their combined work force. The Company is still assessing the impact of these cuts on its ongoing operations and the Company's ability to continue as a going concern. There can be no assurance that the Company's cost cutting efforts will allow the Company to continue as a going concern or that the Company will be able to function with the reduced work force.

         The Company is attempting to obtain additional funding. The Company has no commitments with respect to additional financing and there can be no assurance that additional financing will be available on commercially reasonable terms or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ONE WORLD ONLINE.COM, INC.




Date: March 23, 2001                         By  /s/ David N. Nemelka
                                                 ------------------------------
                                                 David N. Nemelka
                                                 President, Chief Executive
                                                 Officer and Director

                                       2